Exhibit 1.

Alpha Pro Tech
L T D.

ALPHA PROTECH ENGINEERED PRODUCTS, INC. AND
PERMA “R” PRODUCTS,INC. ANNOUNCE PLANS TO DONATE 5% OF SALES TO
HURRICANE KATRINA RELIEF FUNDS

Price freeze instituted, despite expected increase in demand, to further assist hurricane victims

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Matthew Hayden/Brett Maas
905-479-0654	843-272-4653
e-mail: ir@alphaprotech.com	e-mail: matt@haydenir.com

VALDOSTA, GA.—September 12, 2005—Alpha ProTech Engineered Products, Inc., a wholly-owned subsidiary of Alpha Pro Tech, Ltd. (AMEX:APT) and Perma “R” Products, Inc. today announced plans to donate jointly 5% of sales of Synthetic Roof Underlayment, Housewrap and Mold Resistant Framing Sealant to the hurricane relief fundraising effort into the states affected by Hurricane Katrina.

For six months commencing August 29, 2005, all sales of the following made into the states of Louisiana, Mississippi, Alabama and Florida will be entitled to the 5% donation that will be made to the relief funds in the affected areas:

•                  AlphaProTector™-SUL Synthetic Roof Underlayment,

•                  PermaWrap Moisture and Air Infiltration Barrier Housewrap,

•                  PermaProWrap Water Resistant Air Infiltration Barrier Housewrap

•                  AlphaProTector™-FS Mold Resistant Framing Sealant

Al Millar, Alpha Pro Tech’s President, commented, “We are deeply saddened by the destruction in this region. Many lives and homes have been impacted by Hurricane Katrina and both Alpha ProTech Engineered Products, Inc. and Perma “R” Products, Inc. sincerely hope these donations will help the rebuilding effort.”

Additionally, Alpha ProTech and Perma “R” will maintain current prices on these products for the next three months to these areas. The companies have announced that the prices in effect on the week prior to the hurricane will be maintained to the affected areas.

Alpha ProTech and Perma “R” Products, Inc., enjoy a sales and marketing agreement on the above stated products with Alpha ProTech being responsible for manufacturing and product development and Perma “R” responsible for the sales and marketing of these products.

Perma “R” Products, Inc. is a leading manufacturer and developer of cutting-edge products for the building and packaging industries. The Company also owns General Panel Corporation, a manufacturer of Structural Insulated Panel (SIPS) for residential and commercial building markets. Also, Perma “R” is an owner and a manufacturer of LOGIX ICF, an insulated concrete forms (ICF) for all of North America used in residential and commercial markets. The Company’s corporate offices are in Grenada, Mississippi and manufacturing plants are in Grenada; Johnson City, Tennessee; and Union, Mississippi.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical, dental, and food service markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; and Valdosta, Georgia. For more information and copies of all news releases and financials visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based

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